UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2013

PENN NATIONAL GAMING, INC.

Commission file number 0-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

610-373-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2013, Penn National Gaming, Inc. (the “Company”) announced the appointment of Saul V. Reibstein as the Company’s Senior Vice President, Chief Financial Officer, effective December 4, 2013, subject to customary regulatory approvals. In addition, Mr. Reibstein has been designated as the “principal financial officer” of the Company within the meaning of Rule 16a-1(f) promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Reibstein, age 65, has served as a member of the Company’s Board of Directors (the “Board”) and as Chairman of the Audit Committee of the Board (the “Audit Committee”) since June 2011.  Since September 2004, Mr. Reibstein has served as a member of the senior management team of CBIZ, Inc., a publicly traded professional services company.  Prior to that, Mr. Reibstein served as a partner at BDO Seidman, LLP (now BDO USA, LLP), a professional services firm providing assurance, tax, financial advisory and consulting services to a wide range of publicly-traded and privately-held companies.  In addition, since July 2010 he has served as a member of the Board of Directors of Vishay Precision Group, Inc., where he is Chairman of its Audit Committee and a member of both its Compensation and Nominating and Corporate Governance Committees.

Pursuant to the terms of his Employment Agreement (the “Employment Agreement”), the term of Mr. Reibstein’s employment will be from December 4, 2013 to December 4, 2016, unless earlier terminated in accordance with the Employment Agreement.  Mr. Reibstein will receive an annual base salary of $550,000, a signing bonus of $225,000, will participate in the annual incentive compensation plan for senior management and will receive other benefits and perquisites made available to similarly situated employees of the Company. Additionally, he will receive an equity grant on the commencement of his employment with a value equal to 135% of his base salary, which will vest 25% per year from the date of the grant.  In the event that Mr. Reibstein is terminated without cause (as defined in the Employment Agreement), Mr. Reibstein will be entitled to a lump sum payment equal to 1.5 times his annual base salary as of such date, plus another lump sum payment equal to 1.5 times the annual cash bonus compensation that would have been paid to Mr. Reibstein based on the actual performance of the Company for the calendar year in which the termination occurred.  If, within twelve months after a change in control (as defined in the Employment Agreement), Mr. Reibstein is terminated without cause or he resigns for good reason (as defined in the Employment Agreement), he will be entitled to receive a lump sum cash payment equal to 2.0 times the sum of (i) his annual base salary at the highest rate in effect during the preceding twelve month period and (ii) the amount of targeted bonus compensation for Mr. Reibstein for the immediately preceding calendar year. Mr. Reibstein’s Employment Agreement also contains customary non-compete and non-solicitation provisions.

The summary of the material terms of the Employment Agreement with Mr. Reibstein described above is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.  The Company’s press release dated November 25, 2013 announcing the appointment of Mr. Reibstein as described above is attached hereto as Exhibit 99.1.

Concurrent with the commencement of his employment as Senior Vice President, Chief Financial Officer, Mr. Reibstein will resign from the Board, reducing the size of the Board from seven members to six.  John J. Jacquemin, a current member of the Audit Committee and prior Chairman of the Audit Committee, will succeed Mr. Reibstein as the Chairman of the Audit Committee. The Board has determined that Mr. Jacquemin qualifies as an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission and the applicable listing standards of the NASDAQ Stock Market LLC (“NASDAQ”), that he meets the heightened independence standards for service on the Audit Committee, that he satisfies the financial literacy and other requirements for audit committee members under applicable NASDAQ rules and that he is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement dated November 25, 2013 by and between Penn National Gaming, Inc. and Saul V. Reibstein

99.1	Press Release dated November 25, 2013 of Penn National Gaming, Inc.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 25, 2013	PENN NATIONAL GAMING, INC.

	By:	/s/ Robert Ippolito
	Name:	Robert Ippolito
	Title:	Vice President, Secretary and Treasurer